                                                                 EXHIBIT 99.2(a)

                         GULF ISLAND FABRICATION, INC.
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands, except share and per share data)

                                                          Three months ended December 31,       Twelve months ended December 31,
                                                          ------------------------------        --------------------------------
                                                              1997               1996              1997                1996
                                                          -----------        -----------        -----------         ----------
Revenue                                                   $    34,799         $   18,628        $   136,355         $   79,004
Cost of revenue                                                28,751             15,398            112,033             68,673
                                                          -----------         ----------        -----------         ----------
Gross profit                                                    6,048              3,230             24,322             10,331
General and administrative expenses                             1,408              1,094              4,670              2,661
                                                          -----------         ----------        -----------         ----------
Operating income                                                4,640              2,136             19,652              7,670
Interest expense (income), net                                   (103)                87                109                384
                                                          -----------         ----------        -----------         ----------
Income before provision for income taxes                        4,743              2,049             19,543              7,286
Provision for income taxes                                      1,763                  -              5,973                  -
Cumulative deferred tax provision/(1)/                              -                  -              1,144                  -
                                                          -----------         ----------        -----------         ----------
Net income                                                $     2,980         $    2,049        $    12,426         $    7,286
                                                          ===========         ==========        ===========         ==========
Pro forma data:/(2)/
Income before provision for income taxes                  $     4,743         $    2,049        $    19,543         $    7,286
Provision for income taxes                                      1,763                  -              5,973                  -

Pro forma provision for income taxes
related to operations as S Corporation                              -                944              1,379              2,934
                                                          -----------         ----------        -----------         ----------
Pro forma net income                                      $     2,980         $    1,105        $    12,191         $    4,352
                                                          ===========         ==========        ===========         ==========

Pro forma per share data:

Pro forma basic earnings per share/(3)/                   $      0.26         $     0.14        $      1.15         $     0.55
                                                          ===========         ==========        ===========         ==========
Pro forma diluted earnings per share/(3) (4)/             $      0.25         $     0.14        $      1.14         $     0.55
                                                          ===========         ==========        ===========         ==========
Weighted average shares outstanding/(3)/                   11,600,000          7,854,000         10,632,626          7,854,000

Adjusted weighted average shares outstanding/(3) (4)/      11,739,161          7,854,000         10,699,437          7,854,000

Depreciation and amortization
included in expense above                                 $       828         $      458        $     2,932         $    1,586

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(1) Cumulative deferred tax provision charged upon election on April 4, 1997 to convert from S Corporation status to C Corporation Status.

(2) Pro forma information gives effect to federal and state income taxes as if the Company had been a C Corporation for tax purposes during all periods presented.

(3) Includes the shares issued in the Company's initial public offering completed on April 9, 1997 and retroactively restated for the two-for-one stock split effective October 28, 1997.

(4) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.